EXHIBIT 99.1

Contact: Lauri Wilks
704-455-3239
- -For Immediate Release —

Speedway Motorsports Reports First Quarter 2007 Results and

Reaffirms Full Year 2007 Guidance

CONCORD, NC (May 9, 2007) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported first quarter 2007 net income of $31.9 million, diluted earnings per share of $0.72 and record total revenues of $152.2 million. Also, SMI reaffirmed its full year 2007 earnings guidance of $2.43 to $2.53 per diluted share.

First Quarter Comparison

For the first quarter 2007 as compared to 2006:

•	total revenues were $152.2 million in 2007 compared to $151.1 million in 2006;
•	net income was $31.9 million in 2007 compared to $32.2 million in 2006; and
•	diluted earnings per share were $0.72 in 2007 compared to $0.73 in 2006.

2007 Earnings Guidance Reaffirmed

The Company reiterated these first quarter 2007 earnings are consistent with its previous full year 2007 guidance of $2.43 to $2.53 per diluted share, assuming current industry and economic trends continue, and excluding its 50% share of Motorsports Authentics joint venture operating results, changes in its non-core businesses, capital expenditures exceeding current plans, or the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding events or other unforeseen factors.

2007 First Quarter Highlights

First quarter highlights include record levels of corporate marketing and other event related revenues for NASCAR racing events held this period. Las Vegas Motor Speedway again hosted sold-out capacity crowds at its NASCAR UAW-DaimlerChrysler 400 NEXTEL Cup Series, and its second highest attendance at the Sam’s Town 300 Busch Series, racing events. Atlanta Motor Speedway hosted large crowds at its NASCAR Kobalt Tools 500 NEXTEL Cup Series and Nicorette 300 Busch Series racing events, although last year’s rescheduling of its spring NEXTEL Cup race to Monday because of poor weather had a negative impact on current year attendance. Bristol Motor Speedway also again hosted sold-out capacity crowds at its NASCAR Food City 500 NEXTEL Cup Series, and near record crowds at its Sharpie Mini 300 Busch Series, racing events.

Stock Repurchase Program

During the first quarter 2007, the Company repurchased 67,000 shares of common stock for approximately $2.6 million under its previously announced stock repurchase program. As of March 31, 2007, the Company has repurchased a total of 826,000 shares since adoption of the program in April 2005. In February 2007, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under the program from one million to two million shares.

Other Comments

“Our first quarter 2007 record revenues reflect strong increases in admissions, sponsorships, luxury suite rentals, advertising, camping, track rentals, radio broadcasting and other event related revenues, despite rising fuel prices, lower NASCAR broadcasting revenues, and the negative impact on current year attendance from rescheduling Atlanta Motor Speedway’s NEXTEL Cup race last year to Monday because of poor weather,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “Our first quarter 2007 net income and diluted earnings per share demonstrate SMI’s core motorsports business remains strong. SMI’s 2007 season remains on track to be another outstanding year as pre-sales for tickets to many upcoming events and for sponsorships and other corporate event related revenues continue to trend ahead of last year.”

“We were extremely proud to showcase our spectacular and overwhelmingly successful ‘Neon Garage’ and reprofiled superspeedway to capacity crowds at Las Vegas Motor Speedway’s March 2007 NASCAR racing weekend,” stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. “We strongly believe these and other factors illustrate the merits of SMI investing in new leading-edge facilities at Las Vegas. The overwhelming demand for NASCAR racing at Las Vegas Motor Speedway and the untapped potential of its entertainment factor provide excellent long-term opportunities for increased growth to us, advertisers and broadcasters.

“There are several favorable industry dynamics such as the ongoing refinements to the NEXTEL Cup championship race and the ‘Car of Tomorrow’ which are just beginning to unfold. Others include the accelerating media attention under NASCAR’s new eight-year broadcasting agreements, the potential of expanding demographics just now being tapped, and the anticipated merchandising benefits from the potential of Motorsports Authentics. These all position SMI for strong long-term growth visibility, and provide our sponsors and other corporate partners with outstanding long-term marketing opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 750 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 8152686. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00 PM (ET) May 9th through 11:59 PM (ET) May 23rd. The reference number is 8152686. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2007 and 2006

(In thousands except per share amounts)

	Three Months Ended
INCOME STATEMENT DATA	3/31/2007	3/31/2006

Revenues:
Admissions	$56,516	$54,195
Event related revenue	48,958	44,378
NASCAR broadcasting revenue	36,902	42,120
Other operating revenue	9,800	10,428
Total Revenues	152,176	151,121
Expenses and Other:
Direct expense of events	24,309	25,104
NASCAR purse and sanction fees	26,329	27,671
Other direct operating expense	11,103	7,694
General and administrative	20,140	20,479
Depreciation and amortization	10,553	10,070
Interest expense, net	4,694	5,872
Losses on equity investees	3,454	1,219
Other (income) expense, net	(25)	56
Total Expenses and Other	100,557	98,165
Income Before Income Taxes	51,619	52,956
Income Tax Provision	19,754	20,727
NET INCOME	$31,865	$32,229

BASIC EARNINGS PER SHARE	$0.73	$0.74
Weighted average shares outstanding	43,773	43,827

DILUTED EARNINGS PER SHARE	$0.72	$0.73
Weighted average shares outstanding	43,968	44,040

Major NASCAR-sanctioned Events Held During Period	6	6

BALANCE SHEET DATA	3/31/2007	12/31/2006

Cash, cash equivalents and short-term investments	$151,320	$121,139
Total current assets	264,679	203,041
Property and equipment, net	1,074,219	1,054,676
Equity investments in associated entities	131,999	135,346
Goodwill and other intangible assets, net	156,090	156,122
Total assets	1,666,062	1,589,523

Deferred race event income, net	135,191	112,651
Total current liabilities	225,115	159,460
Revolving credit facility borrowings	98,438	98,438
Total long-term debt	428,463	428,482
Total liabilities	820,076	769,434
Total stockholders’ equity	$845,986	$820,089